Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2012, relating to the consolidated financial statements of EnteroMedics Inc. and subsidiary (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

September 28, 2012